Exhibit 10.12

July 11, 2006

Tad M. Vaughn

14 Bayridge Rd.

Greenland, NH 03840

Dear Tad:

I am pleased to offer you the position of Vice President, Operations, at TissueLink Medical, Inc. with a start date of August 1, 2006. You will be reporting directly to Jackie Eastwood, President & CEO.

Your salary will be at the rate of $150,000 per year, payable semi-monthly. As an incentive it is anticipated that you will receive 50,000 TissueLink Medical, Inc. Incentive Stock Options at fair market value, subject to approval by the Board of Directors and pursuant to the TissueLink 1999 Amended and Restated Stock Incentive Plan. In addition, you will be eligible to participate in the annual performance bonus plan with an opportunity to earn on a pro rated basis, up to 20% of your base salary in cash and a stock option grant, established annually by the Board of Directors.

Payroll and other human resources management services will be provided through Administaff. Administaff is a Professional Employment Organization contracted by TissueLink to perform selected employer responsibilities on our behalf. As a result of TissueLink’s arrangement with Administaff, Administaff will be considered your employer of record for payroll, benefits and other functions involving employer related administration, including your new hire enrollment processing. However, as TissueLink is the company for which you will perform services, we will retain the right to control and direct your work, and the manner and the means by which your work is accomplished. As is customary with all TissueLink employees, your first 3 months with the company will be considered a probationary period to ensure a fit for both you and TissueLink. This offer is not to be considered a contract guaranteeing employment for any specific duration. As an at-will employee, both you and the company have the right to terminate your employment at any time.

Upon your first day of work, you will be required to complete a W-4 Form for taxes; an I-9 Form documenting your eligibility to work; and a Confidentiality Agreement. In accordance with standard TissueLink policy, this offer is contingent upon the successful completion of employment and educational references and a criminal background check, (authorization form and disclosure are enclosed if not previously signed) and your completing and executing the offer of employment. In addition, all TissueLink employees are required to carry a valid driver’s license and to own car insurance equal to that required by law. I am looking forward to your joining the team and contributing to this exciting venture. You may indicate your acceptance of this offer by signing the acknowledgement below and returning it to Kerri Morton, Human Resource Manager, no later than Friday, July 14, 2006 at which time this offer expires if not previously accepted. If you have any questions or concerns, please do not hesitate to call.

Sincerely,

M. Jacqueline Eastwood
President & CEO

Enclosure

I accept the above terms as stated:

/s/ Tad M. Vaughn	7-25-06
Tad M. Vaughn	Date